Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY PROVIDES COMPANY UPDATE AND REPORTS FULL-YEAR 2012 FINANCIAL RESULTS

– Cohort Expansions of Phase 1 Trial of IPI-145 in Patients with Advanced Hematologic Malignancies Now Enrolling –

– Key Data Expected from PI3K and Hsp90 Programs in 2013 –

CAMBRIDGE, Mass. – March 5, 2013 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) reported its full-year 2012 financial results and ongoing progress with IPI-145, its potent, oral inhibitor of phosphoinositide-3-kinase (PI3K)-delta and PI3K-gamma, and retaspimycin HCl, its potent and selective inhibitor of heat shock protein 90 (Hsp90), and anticipates reporting clinical data from both these programs this year. Infinity also announced today that it initiated five new expansion cohorts in its trial of IPI-145 in patients with advanced hematologic malignancies.

“We made important progress on our product development goals last year, reporting encouraging preliminary data from our Phase 1 trial of IPI-145 in patients with advanced hematologic malignancies, initiating a Phase 2a trial of IPI-145 in patients with asthma, and completing enrollment in our Phase 2, double-blind, randomized, placebo-controlled trial of retaspimycin HCl in non-small cell lung cancer,” stated Adelene Q. Perkins, Infinity’s president and chief executive officer. “We entered 2013 in a strong financial position with approximately $327 million in cash and investments and anticipate this will be a year of fundamental progress for Infinity, as data generated from our ongoing trials will inform our potential registration paths as we continue building a sustainable, fully-integrated biopharmaceutical company.”

In December 2012, Infinity reported encouraging preliminary data at the Annual Meeting of the American Society for Hematology (ASH) showing clinical activity at each of the doses of IPI-145 evaluated from 8 mg through 75 mg twice daily (BID), indicating a potential broad therapeutic window. Infinity has now defined 75 mg BID as the maximum tolerated dose and has leveraged the adaptive approach of its Phase 1 trial to continue to explore the safety, pharmacokinetics and activity of IPI-145 at 75 mg BID in five additional expansion cohorts of patients with the following hematologic malignancies:

1.	Chronic lymphocytic leukemia, indolent non-Hodgkin lymphoma and mantle cell lymphoma

2.	T-cell lymphomas

3.	Aggressive B-cell lymphomas

4.	Myeloid neoplasms

5.	T-cell or B-cell acute lymphoblastic leukemia/lymphoma

“We are pleased to have completed the dose-escalation phase of our Phase 1 trial of IPI-145, enabling us to initiate additional expansion cohorts and advance the program toward registration studies,” said Julian Adams, Ph.D., president of research and development at Infinity. “Furthermore, these high dose expansion cohorts allow us to increase our patient experience in a broad range of hematologic malignancies and to further optimize the dose of IPI-145. In patients with chronic lymphocytic leukemia, indolent non-Hodgkin lymphoma and mantle cell lymphoma, the evaluation of a 75 mg BID expansion cohort relative to the 25 mg BID expansion cohort initiated in July 2012 will allow us to determine whether there is an enhanced benefit to treating these patients at a higher dose.”

Expected 2013 Development Milestones

Infinity is developing a portfolio of PI3K inhibitors which includes IPI-145 and IPI-443, potent, oral inhibitors of PI3K-delta and PI3K-gamma, as well as retaspimycin hydrochloride (HCl), a potent and selective Hsp90 inhibitor. Infinity anticipates achieving the following development milestones in 2013:

IPI-145

•	2013: Initiate at least two additional trials in patients with hematologic malignancies

•	2013: Report additional data from ongoing Phase 1 trial in patients with advanced hematologic malignancies

•	1H2013: Initiate a Phase 2 trial in patients with rheumatoid arthritis

•	2H2013: Provide update on Phase 2a trial in patients with mild, allergic asthma

PI3K Pipeline Expansion

•	2H2013: Complete nonclinical studies of IPI-443 to enable Phase 1 development

Retaspimycin HCl in NSCLC

•	1H2013: Report topline overall survival data from Phase 2 trial in combination with docetaxel

•	1H2013: Provide update on Phase 1b/2 trial in combination with everolimus

Full-Year 2012 Financial Results

•

At December 31, 2012, Infinity had total cash, cash equivalents and available-for-sale securities of $326.6 million, compared to $115.9 million at December 31, 2011, and $189.4 million at September 30, 2012.

•

Total revenue for full-year 2012 was $47.1 million, compared to $92.8 million for 2011. In 2012, revenue consisted of $45.0 million related to reimbursed research and development (R&D) services and $2.1 million related to the amortization of deferred revenue related to the grant of rights and licenses under Infinity’s previous strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited and compared to $88.5 million and $4.3 million, respectively, for 2011.

•

A non-recurring gain related to the previous strategic alliance with Purdue and Mundipharma was $46.6 million for full-year 2012. Infinity does not have any future research and development (R&D) obligations to Purdue and Mundipharma.

•

R&D expense for full-year 2012 was $118.6 million, compared to $108.6 million for 2011. The increase in R&D expense in 2012 compared to 2011 was primarily due to the December 2012 amended and restated agreement with Millennium: The Takeda Oncology Company, including recording the full release payment of $15M payable in installments as well as development milestones for IPI-145 and IPI-443, partially offset by the discontinuation of development of the company’s Hedgehog pathway program.

•

General and administrative (G&A) expense was $27.9 million for full-year 2012, compared to $22.7 million for the same period in 2011. The increase in G&A expense in 2012 compared to 2011 was primarily due to higher stock-based compensation expense, early commercial development activities and corporate development activities.

•	Net loss for full-year 2012 was $54.0 million, or a basic and diluted loss per common share of $1.70, compared to $40.0 million, or a basic and diluted loss per common share of $1.50, for 2011.

Conference Call Information

Infinity will host a conference call on Tuesday, March 5, 2013, at 4:30 p.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the “investors/media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop and deliver to patients best-in-class medicines for diseases with significant unmet need. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs focused on the inhibition of phosphoinositide-3-kinase and heat shock protein 90 are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expectations about: the timing of data and updates from clinical trials of its PI3K and Hsp90 programs; its ability to execute on its strategic plans; the therapeutic potential of its PI3K inhibitors and retaspimycin HCl; its 2013 research and development goals, including without limitation clinical and nonclinical development plans, for its PI3K program and its Hsp90 program; and dose optimization strategies. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity will report data in the time frames it has estimated, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 5, 2013, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	December 31, 2012	December 31, 2011
Cash, cash equivalents and available-for-sale securities, including long term	$326,635	$115,937
Other current assets	3,731	2,703
Property and equipment, net	4,079	4,582
Other long-term assets	1,215	1,268

Total assets	$335,660	$124,490

Current liabilities	$18,663	$28,986
Due to Millennium, less current portion	6,252	—
Long-term debt due to Purdue entities, net of debt discount	—	37,553
Deferred revenue from Purdue entities, less current portion	—	42,147
Other long-term liabilities	540	371
Total stockholders’ equity	310,205	15,433

Total liabilities and stockholders’ equity	$335,660	$124,490

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Collaborative research and development revenue from Purdue entities	$—	$22,324	$47,114	$92,773

Operating expenses:
Research and development	40,016	29,893	118,595	108,582
General and administrative	7,110	6,043	27,882	22,719

Total operating expenses	47,126	35,936	146,477	131,301
Gain on termination of Purdue entities alliance	—	—	46,555	—

Loss from operations	(47,126)	(13,612)	(52,808)	(38,528)

Other income (expense):
Interest expense	—	(542)	(1,908)	(1,841)
Income from Massachusetts tax incentive award	—	—	193	—
Interest and investment income	142	93	559	327

Total other expense	142	(449)	(1,156)	(1,514)

Net loss	$(46,984)	$(14,061)	$(53,964)	$(40,042)

Basic and diluted loss per common share	$(1.15)	$(0.53)	$(1.70)	$(1.50)

Basic and diluted weighted average number of common shares outstanding	40,855,124	26,708,351	31,711,264	26,620,278